                              ADVISORY AGREEMENT


     AGREEMENT made this 1st day of October, 1997, between North American Funds, a Massachusetts business trust (the "Trust"), and CypressTree Asset Management Corporation, Inc., a Delaware corporation ("Cypress" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   APPOINTMENT OF ADVISER

     The Trust hereby appoints Cypress, subject to the supervision of the Trustees of the Trust and the terms of this Agreement, as the investment adviser for each of the portfolios of the Trust specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Trust from time to time (the "Portfolios"). The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.   DUTIES OF THE ADVISER

a. Subject to the general supervision of the Trustees of the Trust and the terms of this Agreement, the Adviser will at its own expense select, contract with, and compensate investment subadvisers ("Subadvisers") to manage the investments and determine the composition of the assets of the Portfolios; provided, that any contract with a Subadviser (the "Subadvisory Agreement") shall be in compliance with and approved as required by the Investment Company Act of 1940, as amended ("Investment Company Act"). Subject always to the direction and control of the Trustees of the Trust, the Adviser will monitor compliance of each Subadviser with the investment objectives and related investment policies, as set forth in the Trust's registration statement as filed with the Securities and Exchange Commission, of any Portfolio or Portfolios under the management of such Subadviser, and review and report to the Trustees of the Trust on the performance of such Subadviser.

b. The Adviser will oversee the administration of all aspects of the Trust's business and affairs and in that connection will furnish to the Trust the following services:

     (1)  Office and Other Facilities.  The Adviser shall furnish to the
          ---------------------------
          Trust office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time and such other office facilities, utilities and office equipment as are necessary for the Trust's operations.

     (2)  Trustees and Officers. The Adviser agrees to permit individuals who
          ---------------------
          are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as Trustees or President, Vice President, Treasurer or Secretary of the Trust, without remuneration from or other cost to the Trust.

     (3)  Other Personnel.  The Adviser shall furnish to the Trust, at the
          ---------------
          Trust's expense, any other personnel necessary for the operations of the Trust.

     (4)  Financial, Accounting, and Administrative Services. The Adviser shall
          --------------------------------------------------
          maintain the existence and records of the Trust; maintain the registrations and qualifications of Trust shares under federal and state law; and perform all administrative, financial, accounting, bookkeeping and recordkeeping functions of the Trust except for any such functions that may be performed by a third party pursuant to a custodian, transfer agency or service agreement executed by the Trust. The Trust shall reimburse the Adviser for its expenses associated with all such services, including the compensation and related personnel expenses and expenses of office space, office equipment, utilities and miscellaneous office expenses, except any such expenses directly attributable to officers or employees of the Adviser who are serving as President, Vice President, Treasurer or Secretary of the Trust. The Adviser shall determine the expenses to be reimbursed by the Trust pursuant to expense allocation procedures established by the Adviser in accordance with generally accepted accounting principles.

     (5)  Liaisons with Agents. The Adviser, at its own expense, shall maintain
          --------------------
          liaison with the various agents and other persons employed by the Trust (including the Trust's transfer agent, custodian, independent accountants and legal counsel) and assist in the coordination of their activities on behalf of the Trust. Fees and expenses of such agents and other persons will be paid by the Trust.

     (6)  Reports to Trust.  The Adviser shall furnish to or place at the
          ----------------
          disposal of the Trust such information, reports, valuations, analyses and opinions as the Trust may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Trust, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Trust shall be borne by the Trust.

     (7)  Reports and Other Communications to Trust Shareholders.  The
          ------------------------------------------------------
          Adviser shall assist the Trust in developing (but not pay for) all general shareholder communications including regular shareholder reports.

3.   EXPENSES ASSUMED BY THE TRUST

     In addition to paying the advisory fee provided for in Section 5., the Trust will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser as provided in this Agreement, by a Subadviser as provided in a Subadvisory Agreement, or by the Distributor as provided in the Distribution

Agreement. Without limiting the generality of the foregoing, the Trust, in addition to certain expenses described in Section 2. above, shall pay or arrange for the payment of the following:

a.   Custody and Accounting Services.  All expenses of the transfer, receipt,
     -------------------------------
     safekeeping, servicing and accounting for the Trust's cash, securities, and other property, including all charges of depositories, custodians and other agents, if any;

b.   Shareholder Servicing.  All expenses of maintaining and servicing
     ---------------------
     shareholder accounts, including all charges of the Trust's transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents, if any;

c.   Shareholder Communications.  All expenses of preparing, setting in type,
     --------------------------
     printing, and distributing reports and other communications to shareholders;

d.   Shareholder Meetings.  All expenses incidental to holding meetings of Trust
     --------------------
     shareholders, including the printing of notices and proxy material, and proxy solicitation therefor;


e.   Prospectuses.  All expenses of preparing, setting in type, and printing of
     ------------
     annual or more frequent revisions of the Trust's prospectus and statement of additional information and any supplements thereto and of mailing them to shareholders;

f.   Pricing.  All expenses of computing the net asset value per share for each
     -------
     of the Portfolios, including the cost of any equipment or services used for obtaining price quotations and valuing its investment portfolio;

g.   Communication Equipment.  All charges for equipment or services used for
     -----------------------
     communication between the Adviser or the Trust and the custodian, transfer agent or any other agent selected by the Trust;

h.   Legal and Accounting Fees and Expenses.  All charges for services and
     --------------------------------------
     expenses of the Trust's legal counsel and independent auditors;

i.   Trustees and Officers.  Except as expressly provided otherwise in paragraph
     ---------------------
     2.b.(2), all compensation of Trustees and officers, all expenses incurred in connection with the service of Trustees and officers, and all expenses of meetings of the Trustees and Committees of Trustees;

j.   Federal Registration Fees.  All fees and expenses of registering and
     -------------------------
     maintaining the registration of the Trust under the Investment Company Act and the registration of the Trust's shares under the

     Securities Act of 1933, as amended (the "1933 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing and filing of any registration statement and prospectus under the 1933 Act or the Investment Company Act, and any amendments or supplements that may be made from time to time;

k.   State Registration Fees.  All fees and expenses of qualifying and
     -----------------------
     maintaining qualification of the Trust and of the Trust's shares for sale under securities laws of various states or jurisdictions, and of registration and qualification of the Trust under all other laws applicable to the Trust or its business activities (including registering the Trust as a broker-dealer, or any officer of the Trust or any person as agent or salesman of the Trust in any state);

l.   Issue and Redemption of Trust Shares.  All expenses incurred in connection
     ------------------------------------
     with the issue, redemption, and transfer of Trust shares, including the expense of confirming all share transactions, and of preparing and transmitting certificates for shares of beneficial interest in the Trust;

m.   Bonding and Insurance.  All expenses of bond, liability and other insurance
     ---------------------
     coverage required by law or regulation or deemed advisable by the Trust's Trustees including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Trust in a manner approved by its Trustees;

n.   Brokerage Commissions.  All brokers' commissions and other charges incident
     ---------------------
     to the purchase, sale, or lending of the Trust's portfolio securities;

o.   Taxes.  All taxes or governmental fees payable by or with respect to the
     -----
     Trust to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes, and all expenses incurred in the preparation of tax returns;

p.   Trade Association Fees.  All fees, dues, and other expenses incurred in
     ----------------------
     connection with the Trust's membership in any trade association or other investment organization; and

q.   Nonrecurring and Extraordinary Expenses.  Such nonrecurring expenses as may
     ---------------------------------------
     arise, including the costs of actions, suits, or proceedings to which the Trust is, or is threatened to be made, a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, agents and shareholders.

4.   EXPENSE LIMITATION

a.   For purposes of this section the following definitions shall apply:

     (1) "Computation Period" means the portion of the current fiscal year ended on the date as of which a determination is being made whether the Adviser's compensation should be reduced or it should reimburse the Trust because of the Limitation Expenses of a Portfolio.

     (2) "Regulatory Limit" means the limitation on investment company expenses during a Computation Period imposed by any statute or regulatory authority of any jurisdiction in which shares of a Portfolio are qualified for offer and sale.

     (3) "Fixed Limit" means the percent, specified in Appendix B to this Agreement, on an annualized basis of the average net asset value of a portfolio during a Computation Period.

     (4) "Expense Limit" means either the Regulatory Limit or Fixed Limit or both, as applicable.

     (5) "Limitation Expenses," with respect to the Regulatory Limit, means all the expenses of a Portfolio incurred during a Computation Period excluding all expenses the exclusion of which may be permitted by the Regulatory Limit and, with respect to the Fixed Limit, means all the expenses of a Portfolio incurred during a Computation Period excluding: (i) taxes, (ii) portfolio brokerage commissions, (iii) interest, (iv) distribution expenses, and (v) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business.

     (6) "Excess Amount" means the amount, if any by which a Portfolio's Limitation Expenses for a specified period exceed the amount of the applicable Expense Limit for the same period. Where there is an Excess Amount with respect to both the Regulatory Limit and the Fixed Limit, Excess Amount means the greater of the two.

     (7) "Maximum Advisory Compensation" means the total amount of the compensation payable pursuant to section 5. of this Agreement to the Adviser with respect to a Portfolio for a specified period without any adjustment for an Excess Amount.

     (8) "Current Advisory Compensation" means the amount of the compensation payable pursuant to section 5. of this Agreement to the Adviser with respect to a Portfolio for the last calendar month of a Computation Period without any adjustment for an Excess Amount.

b. If in any fiscal year there is an Excess Amount with respect to a Portfolio, the Maximum Advisory Compensation due the Adviser under this Agreement with respect to that Portfolio shall be reduced by such Excess Amount, and the Adviser shall reimburse the Trust for any portion of the Excess Amount that exceeds the Maximum Advisory Compensation.

c. The amount of the reduction and reimbursement referred to in paragraph b. shall be determined as follows:

     (i) For each calendar day, each Portfolio shall adjust the amount of its daily accrual for the Maximum Advisory Compensation to make the net amount of the compensation actually paid and accrued for payment by the Trust to the Adviser with respect to the Portfolio for the Computation Period then ended equal to the amount determined by subtracting the Excess Amount for the Computation Period from the Maximum Advisory Compensation for the Computation Period, or if such Excess Amount exceeds such Maximum Advisory Compensation, to make the net amount of the reimbursement actually paid and accrued for payment by the Adviser to the Trust equal to the amount of such excess.

     (ii) Each month, the Trust shall reduce the amount of the Current Advisory Compensation, or it shall accompany the payment of the Current Advisory Compensation with an additional payment, or the Adviser shall remit an amount to the Trust, which reduction, additional payment or remittance shall be sufficient in amount, to make the net amount of the compensation actually paid by the Trust to the Adviser with respect to the Portfolio for the Computation Period ended as of the last day of such month equal to the amount determined by subtracting the Excess Amount for the Computation Period from the Maximum Advisory Compensation for the Computation Period, or if such Excess Amount exceeds such Maximum Advisory Compensation, to make the net amount of the reimbursement actually paid by the Adviser to the Trust equal to the amount of such excess.

     (iii) If the Excess Amount for a fiscal year should exceed the amount of the Maximum Advisory Compensation for the fiscal year, the excess shall be treated as a contribution to the capital of the Trust by the Adviser to the extent necessary to permit the Portfolio to maintain its status as a regulated in vestment company under Subchapter M of the Internal Revenue Code.

d. The provisions of section 4 of the Agreement shall continue in effect unless terminated by the Adviser on 30 days' written notice; provided that if the Advisory Agreement or a Subadvisory Agreement with respect to a portfolio is earlier terminated, the provisions of section 4 shall terminate on the effective date of such termination, but only with respect to the Portfolio or Portfolios as to which the Advisory Agreement or Subadvisory Agreement is terminated. Any termination shall be subject to the settlement of obligations previously incurred pursuant to section 4 of this Agreement, with the Computation Period ending on the effective date of such termination being deemed to be a fiscal year for purposes of paragraphs b and c (iii) of section 4. For purposes of this provision, a termination shall not be deemed to have occurred with respect to a Portfolio if the termination of a Subadvisory Agreement is conditioned upon the effectiveness of another Subadvisory Agreement with respect to the same Portfolio.

5.   COMPENSATION OF ADVISER

     Subject to the provisions of section 4. of this Agreement, the Trust will pay the Adviser with respect to each Portfolio the compensation specified in Appendix A of this Agreement.

6.   NON-EXCLUSIVITY

     The services of the Adviser to the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

7.   SUPPLEMENTAL ARRANGEMENTS

     The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

8.   CONFLICTS OF INTEREST

     It is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Articles of Incorporation of the Adviser, respectively, or by specific provision of applicable law.

9.   REGULATION

     The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

10.  DURATION AND TERMINATION OF AGREEMENT

     This Agreement shall become effective on the later of its execution, the effective date of the Trust's registration statement under the Securities Act of 1933 or the date of the meeting of the shareholders of the Trust, at which meeting this Agreement is approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of each of the Portfolios. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of each of the Portfolios, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the Portfolios of the Trust.

     If the shareholders of any Portfolio fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of such Portfolio during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Portfolio or the amount it would have received under the Agreement in respect of such Portfolio, whichever is less.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days' written notice to the Adviser, or by the Adviser on sixty days' written notice to the Trust. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).

11.  PROVISION OF CERTAIN INFORMATION BY ADVISER

     The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

a. the Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c. the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of any Portfolio changes.

12.  AMENDMENTS TO THE AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of each of the Portfolios affected by the amendment and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series of shares of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the Portfolios of the Trust.

13.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement of the parties.

14.  HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.  NOTICES

     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

16.  SEVERABILITY

     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

17.  GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18.  LIMITATION OF LIABILITY

     The Declaration of Trust establishing the Trust, dated September 29, 1988, as amended and restated February 18, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "North American Security Trust" [North American Funds] refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with which the obligee or claimant dealt, shall be liable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.


     [SEAL]                                North American Funds

                                        By:
                                           ---------------------------

     [SEAL]                                CypressTree   Asset   Management
Corporation, Inc.


                                        By:
                                           ---------------------------

                                  APPENDIX A

1. Equity-Income Fund: .800% of the first $50,000,000, .700% between $50,000,000 and $200,000,000, .600% between $200,000,000 and $500,000,000 and .600% on the excess over $500,000,000 of the current net assets of the Portfolio.

2. Growth and Income Fund: .725% of the first $50,000,000, .675% between $50,000,000 and $200,000,000, .625% between $200,000,000 and $500,000,000 and .55% on the excess over $500,000,000 of the current net assets of the Portfolio.

3.   Balanced Fund: .775% of the first $50,000,000, .725% between $50,000,000 and $200,000,000, .675% between $200,000,000 and $500,000,000 and .625% on the excess over $500,000,000 of the current net assets of the Portfolio.

4. U.S. Government Securities Fund: .60% of the first $50 million, .60% between $50,000,000 and $200,000,000, .525% between $200,000,000 and
     $500,000,000 and .475% on the excess over $500,000,000 of the current net assets of the Portfolio.

5. Investment Quality Bond Fund: .60% of the first $50 million, .60% between $50,000,000 and $200,000,000, .525% between $200,000,000 and $500,000,000 and .475% on the excess over $500,000,000 of the current net assets of the Portfolio.

6. Money Market Fund: .20% of the first $50 million, .20% between $50,000,000 and $200,000,000, .20% between $200,000,000 and $500,000,000 and .145% on the excess over $500,000,000 of the current net assets of the Portfolio.

7. Global Equity Fund: .90% of the first $50 million, .90% between $50,000,000 and $200,000,000, .70% between $200,000,000 and $500,000,000 and .70% on the excess over $500,000,000 of the current net assets of the Portfolio.

8. National Municipal Bond Fund: .60% of the first $50 million, .60% between $50,000,000 and $200,000,000, .60% between $200,000,000 and $500,000,000 and .60% on the excess over $500,000,000 of the current net assets of the Portfolio.

9. Strategic Income Fund: .75% of the first $50 million, .70% between $50,000,000 and $200,000,000, .65% between $200,000,000 and $500,000,000 and .60% on the excess over $500,000,000 of the current net assets of the Portfolio.

10. International Growth and Income Fund: .90% of the first $50 million, .85% between $50,000,000 and $200,000,000, .80% between $200,000,000 and
     $500,000,000 and .75% on the excess over

     $500,000,000 of the current net assets of the Portfolio.

11. Small/Mid Cap Fund: .925% of the first $50,000,000, .900% between $50,000,000 and $200,000,000, .875% between $200,000,000 and $500,000,000 and .850% on the excess over $500,000,000 of the current value of the net assets of the Portfolio.

12. International Small Cap Fund: 1.05% of the first $50,000,000, 1.0% between $50,000,000 and $200,000,000, .900% between $200,000,000 and $500,000,000 and .800% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

13. Growth Equity Fund: .900% of the first $50,000,000, .850% between $50,000,000 and $200,000,000, .825% between $200,000,000 and $500,000,000 and .800% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

     The Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be payable monthly to the Adviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Fund was open for business.

     If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

                                  APPENDIX B
                                  ----------

     The Fixed Limit for each Portfolio for purposes of paragraph 4.a.(3) shall be:


Portfolio
---------
Money Market Fund                                                      .50%
Investment Quality Bond Fund                                           .90%
U.S. Government Securities Fund                                        .90%
Equity -Income Fund                                                  1.065%
Growth and Income Fund                                                 .99%
Balanced Fund                                                         1.04%
Global Equity Fund                                                    1.40%
National Municipal Bond Fund                                           .85%
Strategic Income Fund                                                 1.15%
International Growth and Income Fund                                  1.40%
Small/Mid Cap Fund                                                   1.325%
International Small Cap Fund                                          1.55%
Growth Equity Fund                                                    1.30%